Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-122136, 333-122137, 333-03201, 333-71631, 333-75187, 333-75189 and 333-118033 on Form S-8 of our reports dated December 7, 2006, relating to the consolidated financial statements and financial statement schedule of Courier Corporation and subsidiaries (which report includes an explanatory paragraph concerning the adoption of SFAS 123R “Share-Based Payments” by application of the modified retrospective transition method), and management’s report on the effectiveness of internal control over financial reporting appearing in and incorporated by reference in the Annual Report on Form 10-K of Courier Corporation for the year ended September 30, 2006.

DELOITTE & TOUCHE LLP
Boston, Massachusetts
December 7, 2006